UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2015

UR-ENERGY INC.

(Exact name of registrant as specified in its charter)

Canada	001- 33905	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10758 W Centennial Road, Suite 200

Littleton, Colorado 80127

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (720) 981-4588

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 17, 2015, Ur-Energy Inc. (the “Company” or “Ur-Energy”) announced the completion of an independent Technical Report (the “Report”) for its Lost Creek Property in Sweetwater County, Wyoming (the “Lost Creek Property”), which confirms the increase in mineral resources previously announced by the Company on May 6, 2015. The Report replaces the most recent Preliminary Economic Assessment for the Lost Creek Property dated December 30, 2013 (the “2013 PEA”).

The Report updates the resource base of the Lost Creek Property with data through March 31, 2015. Included in this disclosure is an increase to the Measured Resources of the Company’s operating Mine Unit 1 (“MU1”). Due to the assessment of drill hole data obtained from recently completed wellfield installation within MU1, 2.308 million pounds of Measured Resources were added to the earlier resource total for MU1 (for a 95% increase to the last reported resource estimate). Experience gained from the higher uranium recoveries during production operations was also factored into this assessment, the result from which is the lowering of the uranium grade X thickness (“GT”) cut-off used in resource estimation from 0.30 to 0.20. An adjustment to the new mineral resource figure was then made because of the production of approximately 979,000 pounds of uranium from MU1, through March 31, 2015. After taking into consideration the pounds produced, the current Measured Resource for MU1 increased by 1.329 million pounds to a revised total of 3.757 million pounds, a 55% increase to the last reported MU1 resource in the 2013 PEA. This production reconciliation is the only difference in the resources between the Report and the disclosures previously announced by the Company on May 6, 2015 and filed on Form 8-K on May 11, 2015.

In addition, using this new GT cut-off, 121,000 pounds of Measured and Indicated Resources, along with 296,000 pounds of Inferred Resources were delineated in the Lost Creek Project by exploratory drilling in Q1 2015, adjacent and immediately south of MU1. The exploration drilling program was temporarily suspended, and will recommence in July 2015.

The majority of resources within the Lost Creek Property remain as previously estimated using the original 0.30 GT cut-off. Ur-Energy plans to update the other resources within the Lost Creek Property in the near future using the new 0.20 GT cut-off. As well, an updated economic evaluation of the Lost Creek Property, addressing increased resources and an expected longer life of mine, will be completed following the comprehensive resource update. Therefore, the economic assessment of the Lost Creek Property in the Report remains, for now, the same as set forth in the 2013 PEA based upon the mineral resources then identified.

The Report was prepared for Ur-Energy and its subsidiary, Lost Creek ISR, LLC, by TREC, Inc. (“TREC”) and Roughstock Mining Services, LLC (“Roughstock”), in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”). Completion of the Report was under the supervision of Mr. Douglass H. Graves, P.E, representing TREC, and Mr. Steve Cutler, C.P.G. (American Institute of Professional Geologists), of Roughstock, a subcontractor to TREC. Both individuals are independent Qualified Persons as defined by NI 43-101. Both TREC and Roughstock have reviewed and consented to the technical disclosure contained in this Form 8-K.

Cautionary statement: The Technical Report is preliminary in nature, and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability. The estimated mineral recovery used in this Technical Report is based on site-specific laboratory recovery data as well as Ur-Energy personnel and industry experience at similar facilities. There can be no assurance that recovery at this level will be achieved.

Cautionary Note to U.S. Investors Concerning Estimates of Measured, Indicated and Inferred Mineral Resources

The information set forth in this Form 8-K uses the terms “Measured Mineral Resources” and “Indicated Mineral Resources” and “Inferred Mineral Resources.” We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize these terms. U.S. investors are cautioned not to assume that any part or all of the mineral deposits in this category will ever be converted into Mineral Reserves. Our Measured and Indicated Mineral Resources have been estimated in compliance with definitions set out in NI 43-101.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
23.1 23.2	Consent of TREC, Inc., dated as of June 22, 2015 Consent of Roughstock Mining Services, LLC, dated as of June 22, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2015

Ur-Energy Inc.

By:	/s/ Penne A. Goplerud
Name: Penne A. Goplerud
Title: Corporate Secretary and General Counsel